EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES SECOND QUARTER PROFIT

Continued revenue growth leads to highest second quarter pre-tax profit since 2000

HOUSTON, July 19, 2007 - Continental Airlines (NYSE: CAL) today reported second quarter 2007 net income of $228 million ($2.03 diluted earnings per share). Excluding a special charge of $7 million for pilot pension plan settlement charges, Continental recorded net income of $235 million ($2.10 diluted earnings per share), an improvement of 13 percent compared to the same period last year.

Strong international revenue growth, particularly in the trans-Atlantic market, contributed to the best second quarter pre-tax profit ($232 million) that the company has posted since 2000. Continental's second quarter operating income of $263 million increased 7.8 percent compared to the same period last year.

"My co-workers delivered superb operational performance which allowed us to book the highest second quarter pre-tax profit since 2000," said Larry Kellner, Continental's chairman and chief executive officer. "When we work together as a team, we win together."

Through June 30, 2007, the company has accrued $92 million for its current year profit sharing pool, a $32 million increase over the same six-month period last year. The actual amount of profit sharing that the company will be able to distribute to employees in February 2008 depends on the company's full year financial results. Employees have also benefited from stock options issued in connection with pay and benefit cost reductions. At yesterday's closing stock price of $36.83 per share, the realized and unrealized gains from these options was approximately $205 million.

Second Quarter Revenue and Capacity

Passenger revenue of $3.4 billion increased 5.2 percent ($169 million) compared to the second quarter 2006, led by strong international revenue growth.

Consolidated revenue passenger miles (RPMs) for the quarter increased 5.4 percent year-over-year on a capacity increase of 4.7 percent, resulting in a record second quarter consolidated load factor of 83.2 percent, 0.5 points above the previous second quarter record set in 2006. Consolidated passenger revenue per available seat mile (RASM) for the quarter increased 0.5 percent year-over-year as a result of record load factors and increased yield from international flying, partially offset by domestic yield pressure and less regional flying.

 Mainline RPMs in the second quarter of 2007 increased 6.9 percent over the second quarter 2006, on a capacity increase of 6.1 percent. Mainline load factor was a record 83.5 percent, up 0.6 points year-over-year. Continental's mainline yield increased 1.5 percent over the same period in 2006. As a result, second quarter 2007 mainline RASM was up 2.2 percent over the second quarter of 2006.

Passenger revenue for the second quarter of 2007 and period-to-period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in Second Quarter 2007 vs. Second Quarter 2006
		Passenger Revenue	RASM	ASMs

Domestic	$1,517	3.5%	(2.5)%	6.1%
Trans-Atlantic	689	20.9%	8.1%	11.8%
Latin America	377	9.1%	8.7%	0.3%
Pacific	236	8.8%	7.8%	1.0%
Total Mainline	$2,819	8.5%	2.2%	6.1%

Regional	$ 577	(8.4)%	(2.7)%	(5.8)%

Consolidated	$3,396	5.2%	0.5%	4.7%

Operational Accomplishments

Despite severe thunderstorms that impacted operations at its hub cities of Newark, Houston and Cleveland, Continental posted a second quarter systemwide mainline completion factor of 99.4 percent, operating 20 days without a single mainline cancellation.

"Thanks to the hard work of my co-workers, we have again been able to grow our revenue faster than we grew our capacity," said Jeff Smisek, Continental's president. "Customers know that they can depend on Continental, and they prefer flying us."

Continental's employees earned $10 million in cash incentives for the quarter by finishing first in on-time performance among the major network carriers in June, and for finishing in the top three of the major network carriers for monthly on-time performance in April and May.

The company's U.S. Department of Transportation (DOT) on-time arrival rate was 72.2 percent, despite the weather, air traffic control ground delay programs and heavy flight loads.

Continental announced a strategic relationship with China Southern Airlines, the largest airline in China, for frequent flyer and airport lounge access reciprocity beginning in September and extensive codesharing beginning in November.

During the quarter, Continental, in conjunction with Sustainable Travel International, announced plans to offer customers the option to participate in a carbon offsetting program. The voluntary program will allow travelers to calculate the carbon footprint of their booked itinerary and purchase carbon offsets online from non-profit Sustainable Travel International. Proceeds from purchased offsets will be invested by Sustainable Travel International into high-impact sustainable environmental projects, including renewable energy, energy conservation and reforestation.

Continental and US Helicopter Corporation implemented a codeshare agreement to improve service for those connecting between Continental's flights at New York Liberty and US Helicopter's eight-minute shuttle service at heliports located in midtown and downtown Manhattan.

Second Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) increased 0.9 percent (1.4 percent holding fuel rate constant) in the second quarter compared to the same period last year.  CASM increased 1.5 percent holding fuel rate constant and excluding special charges.

"We're facing some tough competition so we have to be tireless on the cost side of the ledger," said Jeff Misner, Continental's executive vice president and chief financial officer. "But we'll continue to invest in our people, product and service to maintain the integrity and quality of our operation."

Continental continues to enhance its fuel efficiency. The carrier is about 35 percent more fuel efficient per mainline revenue passenger mile than it was in 1997. With mainline RPMs up 6.9 percent for the second quarter, fuel consumption increased only 5.3 percent.

Continental hedged approximately 40 percent of its expected fuel requirements for the second quarter of 2007. As of July 17, 2007, the company had hedged approximately 34 percent of its projected fuel requirements for the third quarter of 2007, and 13 percent for the fourth quarter of 2007.

Work continued in the second quarter on the company's project to install winglets on 37 of the company's 737-500s and 11 long-range 737-300s. Continental expects to have winglets installed on more than 200 mainline aircraft by the end of the year. Winglets increase aerodynamic efficiency and decrease drag, reducing fuel consumption and emissions by up to five percent.

Continental ended the second quarter with $3.18 billion in unrestricted cash and short-term investments.

Other Accomplishments

Continental contributed $30 million to its pension plans during the quarter. The company contributed an additional $75 million to its plans in July, bringing its year-to-date pension contributions to $211 million, which significantly exceeds minimum funding requirements for those periods. Continental currently expects to contribute more than $325 million to its plans in 2007, significantly exceeding its minimum funding requirements of $187 million for the calendar year.

During the quarter, Continental took delivery of its 20th and final Boeing 777 aircraft, the last Boeing aircraft delivery scheduled in 2007. The company also announced adjustments to its flexible fleet plan as part of its continuing efforts to emphasize fuel efficiency, environmental benefits and fleet optimization. Continental ordered four additional 737NG aircraft from The Boeing Company for delivery in 2010 and moved six 737NG aircraft scheduled for delivery in 2009 to 2010. The company now has a total of 64 Boeing 737s and 25 Boeing 787s on firm order, with options for another 92 Boeing aircraft.

In July, Continental signed an agreement for the sale of 10 Boeing 737-500 aircraft to Russian-based TRANSAERO Airlines. The aircraft are scheduled to be removed from the fleet from October 2007 through November 2008. Continental is in discussions with another foreign entity regarding the sale of an additional five Boeing 737-500 aircraft for delivery during the same time period. In addition, Continental moved forward to 2008, three 737-900ER aircraft originally scheduled for delivery in 2009.

As a result of these sales and movements, Continental expects its mainline capacity to increase between 3 and 4 percent in 2008, down from its earlier target of between 5 and 7 percent.

In April, Continental completed interline eTicket capability with all of its alliance partners, including all current and planned members of SkyTeam and planned SkyTeam associates, and all other codeshare and frequent flyer partners. Continental expects to eliminate paper tickets entirely by the end of 2007. Continental is the global industry leader in interline eTicket implementation, currently having interline eTicket capabilities with 80 carriers.

Corporate Background

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 144 domestic and 138 international destinations. More than 400 additional points are served via SkyTeam alliance airlines.  With more than 45,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 67 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com>About Continental>Investor Relations.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2006 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the company's significant financial losses and high leverage, the significant cost of aircraft fuel, its high labor and pension costs, service interruptions at one of its hub airports, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2007	2006		2007	2006

Operating Revenue:
Passenger (excluding fees and taxes of $391, $364, $737 and $679)	$3,396	$3,227	5.2%	$6,291	$5,911	6.4%
Cargo	109	112	(2.7)%	216	218	(0.9)%
Other, net	205	168	22.0%	382	324	17.9%
	3,710	3,507	5.8%	6,889	6,453	6.8%

Operating Expenses:
Wages, salaries and related costs	842	744	13.2%	1,568	1,416	10.7%
Aircraft fuel and related taxes	821	791	3.8%	1,505	1,452	3.7%
Regional capacity purchase, net	444	454	(2.2)%	873	869	0.5%
Aircraft rentals	248	248	-	496	493	0.6%
Landing fees and other rentals	190	198	(4.0)%	384	383	0.3%
Distribution costs	176	178	(1.1)%	337	338	(0.3)%
Maintenance, materials and repairs	169	140	20.7%	313	267	17.2%
Depreciation and amortization	101	97	4.1%	200	193	3.6%
Passenger services	99	90	10.0%	189	171	10.5%
Special charges (A)	7	10	NM	18	3	NM
Other	350	313	11.8%	679	613	10.8%
	3,447	3,263	5.6%	6,562	6,198	5.9%

Operating Income	263	244	7.8%	327	255	28.2%

Nonoperating Income (Expense):
Interest expense	(97)	(100)	(3.0)%	(193)	(201)	(4.0)%
Interest capitalized	6	5	20.0%	11	9	22.2%
Interest income	41	31	32.3%	77	55	40.0%
Income from other companies	5	17	(70.6)%	10	34	(70.6)%
Gain on disposition of ExpressJet Holdings shares	-	-	-	7	-	NM
Other, net	14	1	NM	15	6	NM
	(31)	(46)	(32.6)%	(73)	(97)	(24.7)%

Income before Income Taxes and Cumulative Effect of Change in Accounting Principle	232	198	17.2%	254	158	60.8%
Income Taxes	(4)	-	NM	(4)	-	NM
Cumulative Effect of Change in Accounting Principle (B)	-	-	NM	-	(26)	NM

Net Income	$ 228	$ 198	15.2%	$ 250	$ 132	89.4%

Earnings per Share:
Basic	$ 2.35	$ 2.24	4.9%	$ 2.60	$ 1.52	71.1%
Diluted	$ 2.03	$ 1.84	10.3%	$ 2.26	$ 1.31	72.5%

Shares used for Computation:
Basic	97	89	9.0%	96	88	9.1%
Diluted	115	111	3.6%	115	110	4.5%

  During the second quarter of 2007 and 2006, the company recorded special charges of $7 million and $14 million, respectively, related to settlement charges for lump-sum distributions from the pilot pension plan. The remaining balance of the second quarter 2006 special charge is attributable to a reduction of reserves related primarily to negotiated settlements on leased MD-80 grounded aircraft. During the six months ended June 30, 2007, the company recorded settlement charges of $18 million related to lump-sum distributions from the pilot pension plan and aircraft related charges. During the six months ended June 30, 2006, the company recorded a special charge of $29 million related to settlement charges for lump-sum distributions from the pilot pension plan offset by a $14 million credit associated with the officers' surrender of March 2006 restricted stock units and a $12 million reduction of reserves related primarily to negotiated settlements on leased MD-80 grounded aircraft.
  In connection with the adoption of SFAS 123(R), the company recorded a $26 million cumulative effect of an accounting change to accrue the liability for fair value of restricted stock units as of January 1, 2006.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2007	2006		2007	2006

Mainline Operations:
Passengers (thousands)	13,417	12,746	5.3%	25,362	24,232	4.7%
Revenue passenger miles (millions)	22,065	20,633	6.9%	41,155	38,651	6.5%
Available seat miles (millions)	26,415	24,885	6.1%	50,538	47,919	5.5%
Cargo ton miles (millions)	253	263	(3.8)%	507	525	(3.4)%

Passenger load factor:
Mainline	83.5%	82.9%	0.6 pts.	81.4%	80.7%	0.7 pts.
Domestic	85.9%	85.5%	0.4 pts.	83.6%	83.3%	0.3 pts.
International	81.0%	80.1%	0.9 pts.	79.1%	77.7%	1.4 pts.

Passenger revenue per available seat mile (cents)	10.67	10.44	2.2%	10.32	9.96	3.6%
Total revenue per available seat mile (cents)	11.85	11.61	2.1%	11.51	11.14	3.3%
Average yield per revenue passenger mile (cents)	12.78	12.59	1.5%	12.67	12.34	2.7%

Cost per available seat mile (CASM) (cents) (A)	10.82	10.72	0.9%	10.69	10.54	1.4%
Special charges per available seat mile (cents)	0.03	0.04	NM	0.04	0.01	NM
CASM, holding fuel rate constant (cents) (A)	10.87	10.72	1.4%	10.72	10.54	1.7%

Average price per gallon of fuel, including fuel taxes (cents)	207.89	210.95	(1.5)%	199.10	201.09	(1.0)%
Fuel gallons consumed (millions)	395	375	5.3%	756	722	4.7%

Actual aircraft in fleet at end of period	368	360	2.2%	368	360	2.2%
Average length of aircraft flight (miles)	1,448	1,435	0.9%	1,433	1,418	1.1%
Average daily utilization of each aircraft (hours)	11:55	11:23	4.6%	11:32	11:03	4.3%

Regional Operations (B):
Passengers (thousands)	4,703	4,850	(3.0)%	8,934	8,958	(0.3)%
Revenue passenger miles (millions)	2,558	2,734	(6.4)%	4,918	5,052	(2.7)%
Available seat miles (millions)	3,177	3,374	(5.8)%	6,303	6,456	(2.4)%
Passenger load factor	80.5%	81.0%	(0.5) pts.	78.0%	78.3%	(0.3) pts.
Passenger revenue per available seat mile (cents)	18.15	18.66	(2.7)%	17.08	17.65	(3.2)%
Average yield per revenue passenger mile (cents)	22.54	23.03	(2.1)%	21.89	22.56	(3.0)%
Actual aircraft in fleet at end of period (C)	257	274	(6.2)%	257	274	(6.2)%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	18,120	17,596	3.0%	34,296	33,190	3.3%
Revenue passenger miles (millions)	24,623	23,367	5.4%	46,073	43,703	5.4%
Available seat miles (millions)	29,592	28,259	4.7%	56,841	54,375	4.5%
Passenger load factor	83.2%	82.7%	0.5 pts.	81.1%	80.4%	0.7 pts.
Passenger revenue per available seat mile (cents)	11.48	11.42	0.5%	11.07	10.87	1.8%
Average yield per revenue passenger mile (cents)	13.79	13.81	(0.1)%	13.65	13.52	1.0%

  Includes impact of special charges.

  Consists of flights flown under capacity purchase agreements with Continental's regional carriers ExpressJet, Chautauqua and CommutAir.

  Includes aircraft operated by all carriers under capacity purchase agreement but excludes any aircraft operated by ExpressJet outside the scope of the ExpressJet capacity purchase agreement.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,
	2007	2006
Earnings per Share

Diluted earnings (loss) per share	$2.03	$1.84

Adjustments:
Special charges	0.07	0.09

Diluted earnings (loss) per share, excluding special items (A)	$2.10	$1.93

	Three Months Ended June 30,		% Increase/
	2007	2006	(Decrease)
Net Income (in millions)

Net income	$228	$198	15.2%

Adjustments:
Special charges	7	10	NM

Net income, excluding special items (A)	$235	$208	13.0%
Three Months Ended June 30,			% Increase/
2007		2006	(Decrease)

CASM (cents)

Cost per available seat mile (CASM)	$10.82	$10.72	0.9%

Less: Current year fuel cost per available seat mile (B)	(3.11)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	3.16	-	NM

CASM, holding fuel rate constant (A)	10.87	10.72	1.4%

Less: Special charges	(0.03)	(0.04)	NM

CASM holding fuel rate constant and excluding special charges (A)	$10.84	$10.68	1.5%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

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